UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):     November 19, 2006
Champion Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-9751	38-2743168

(Commission File Number)	(IRS Employer Identification No.)

2701 Cambridge Court, Suite 300, Auburn Hills, Michigan	48326

(Address of Principal Executive Offices)	(Zip Code)
(248) 340-9090

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
SIGNATURES

Item 1.02. Termination of a Material Definitive Agreement.
As previously disclosed, on September 8, 2006, Champion Retail, Inc. (“Champion Retail”), an indirect wholly-owned subsidiary of Champion Enterprises, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Bayshore Advantage LLC (“Bayshore”), an affiliate of Encore Partners, LLC, a private investment group. On November 19, 2006, Champion Retail terminated the Stock Purchase Agreement as a result of Bayshore’s failure to secure financing required to complete the transactions contemplated by the Stock Purchase Agreement.
The Stock Purchase Agreement had originally provided that Champion Retail would sell to Bayshore (the “Transaction”) all of the outstanding equity interest of San Jose Advantage Homes (“Advantage Homes”) which is engaged in retail home sales in the state of California. The aggregate purchase price for Advantage Homes would have consisted of approximately $44 million in cash, subject to a working capital adjustment, and a subordinated 5-year interest bearing note of approximately $8 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION ENTERPRISES, INC.

	By:	/s/ John J. Collins, Jr.

John J. Collins, Jr., Senior Vice President,
General Counsel and Secretary

Date: November 22, 2006